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                                                                      EXHIBIT 99

TECUMSEH PRODUCTS ANNOUNCES ACQUISITION OF FASCO MOTORS FROM INVENSYS


Tecumseh, Michigan - - December 30, 2002 - - Tecumseh Products Company today announced that it has completed its previously announced acquisition of FASCO Motors from Invensys plc. FASCO is a leading manufacturer in the U.S. of fractional horsepower motors. FASCO manufactures AC motors, DC motors, blowers, gear motors and linear actuators. Its products are used in a wide variety of applications within the HVAC, automotive, healthcare and appliance industries among others. Sales for the year ended March 31, 2002 were approximately $480 million. FASCO has 13 manufacturing facilities worldwide, including eight in the United States, two in Mexico and one each in Canada, Thailand and Australia, employing approximately 5,200 people.

FASCO, along with certain existing Tecumseh operations, will form a new Electrical Components business segment of Tecumseh Products Company. The FASCO business will continue to operate as a single business unit and no manpower reductions are contemplated as a result of the combination, other than those at two locations currently in the process of being shutdown.

The purchase price was $415 million. Of this amount, $397 million was paid at closing, and reflects $18.3 million in estimates of net debt assumed by Tecumseh and working capital and other adjustments. The preliminary estimates of net debt and working capital are subject to post-closing review and further adjustment. The $397 million paid by Tecumseh at closing consisted of $325 million of new bank borrowings with the balance coming from cash reserves.

Tecumseh Products Company is a full line, independent global manufacturer of mechanical and electrical components essential to industries creating end products for health, comfort and convenience. Our products include hermetic compressors for air conditioning and refrigeration applications, gasoline engines and power train components for lawn and garden applications, and pumps. Our products are sold in over 100 countries around the world. Worldwide sales for the year ended December 31, 2001 were approximately $1.4 billion.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2001, and each quarter's 10-Q.